Filed Pursuant to Rule 433 Registration No. 333-168049 Registration No. 333-168049-01 March 11, 2013

$1,250,000,000 3.35% Senior Notes due 2023 $1,000,000,000 4.85% Senior Notes due 2044

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Trade Date:	March 11, 2013

Expected Settlement Date:	March 18, 2013 (T+5)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Size:	$1,250,000,000 for the 2023 Notes $1,000,000,000 for the 2044 Notes

Maturity Date:	March 15, 2023 for the 2023 Notes March 15, 2044 for the 2044 Notes

Coupon:	3.35% for the 2023 Notes 4.85% for the 2044 Notes

Interest Payment Dates:	March 15 and September 15, commencing September 15 for the 2023 Notes March 15 and September 15, commencing September 15 for the 2044 Notes

Price to Public:	99.908% for the 2023 Notes 99.619% for the 2044 Notes

Benchmark Treasury:	2.00% due February 15, 2023 for the 2023 Notes 2.75% due November 15, 2042 for the 2044 Notes

Benchmark Treasury Yield:	2.061% for the 2023 Notes 3.274% for the 2044 Notes

Spread to Benchmark Treasury:	+130 bps for the 2023 Notes +160 bps for the 2044 Notes

Yield to Maturity:	3.361% for the 2023 Notes 4.874% for the 2044 Notes

Make-Whole Call:	T+20 bps on the 2023 Notes T+25 bps on the 2044 Notes

Call at Par:	On or after December 15, 2022 on the 2023 Notes On or after September 15, 2043 on the 2044 Notes

CUSIP/ISIN:	29379V AZ6 / US29379VAZ67 on the 2023 Notes 29379V BA0 / US29379VBA08 on the 2044 Notes

Joint Book-Running Managers:	J.P. Morgan Securities LLC DNB Markets, Inc. Morgan Stanley & Co. LLC RBS Securities Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

Mitsubishi UFJ Securities International plc

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

SMBC Nikko Capital Markets Limited

UBS Securities LLC

U.S. Bancorp Investments, Inc.

ING Financial Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Morgan Stanley & Co. LLC at (866) 718-1649, RBS Securities Inc. at (866) 884-2071 and Wells Fargo Securities, LLC at (800) 326-5897.